SUB-ADVISORY AGREEMENT

AGREEMENT made as of the _____day of ___________, 2008, by and between Genworth Financial Wealth Management, Inc. a California corporation (the “Advisor”), and Martin Currie Inc., (the “Sub-Advisor”).

WHEREAS, the Advisor and the Sub-Advisor are registered investment advisers under the Investment Advisers Act of 1940, as amended (the “Advisers Act”), and engage in the business of providing investment management services; and

WHEREAS, the Advisor has been retained to act as investment adviser pursuant to an Investment Advisory Agreement dated October 20, 2006 (the “Advisory Agreement”) with AssetMark Funds (the “Trust”), a Delaware statutory trust registered with the U.S. Securities and Exchange Commission (the “SEC”) as an open-end management investment company under the Investment Company Act of 1940, as amended (the “1940 Act”), currently consisting of several separate series of shares, each having its own investment objectives and policies, and which is authorized to create additional series in the future; and

WHEREAS, the Advisory Agreement permits the Advisor, subject to the supervision and direction of the Trust’s Board of Trustees, to delegate certain of its duties under the Advisory Agreement to other investment advisers, subject to the requirements of the 1940 Act; and

WHEREAS, the Advisor desires to retain the Sub-Advisor to assist the Advisor in the provision of a continuous investment program for that portion of one or more of the Trust’s series’ (each a “Fund”) assets which the Advisor will assign to the Sub-Advisor (the “Sub-Advisor Assets”), and the Sub-Advisor is willing to render such services, subject to the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of mutual covenants recited below, the parties agree and promise as follows:

1.             Appointment as Sub-Advisor.  The Advisor hereby appoints the Sub-Advisor to act as investment adviser for and to manage the Sub-Advisor Assets, subject to the supervision of the Advisor and the Board of Trustees of the Trust, and subject to the terms of this Agreement; and the Sub-Advisor hereby accepts such appointment.  In such capacity, the Sub-Advisor shall be responsible for the investment management of the Sub-Advisor Assets.  The Sub-Advisor agrees to exercise the same degree of skill, care and diligence in performing its services under this Agreement as the Sub-Advisor exercises in performing similar services with respect to other fiduciary accounts for which the Sub-Advisor has investment responsibilities, and that a prudent manager would exercise under the circumstances. The Sub-Advisor enters into this Agreement on the basis that the Advisor is classified as a professional client under the Market in Financial Instruments Directive 2004/39/EC (level 1 directive) as supplemented by EU implementing directive 2006/73/EC (level 2 directive) and Commission Regulation (EC) No 1287/2006 (level 2 regulation – the implementing regulation).

2.             Duties of the Sub-Advisor.

(a)        Investments.  The Sub-Advisor is hereby authorized and directed and hereby agrees, subject to the stated investment objectives, policies and restrictions of each Fund as set forth in such Fund’s prospectus and statement of additional information as currently in effect and as amended from time to time (collectively referred to as the “Prospectus”) and subject to the reasonable directions of the Advisor and the Trust’s Board of Trustees, to purchase, hold and sell investments for the Sub-Advisor Assets and to monitor such investments on a continuous basis.  In providing these services, the Sub-Advisor will conduct an ongoing program of investment, evaluation and, if appropriate, sale and reinvestment of the Sub-Advisor Assets.

The Sub-Advisor acknowledges that the Advisor is a wholly-owned subsidiary of Genworth Financial, Inc., and the purchase, acquisition, or possession of securities issued by Genworth and/or its affiliated entities (collectively referred to as “Genworth Securities”) by the Fund is therefore prohibited under the 1940 Act.  Accordingly, the Sub-Advisor is directed and hereby agrees to refrain from knowingly purchasing, acquiring or possessing Genworth Securities on behalf of the Fund. The Advisor agrees to provide the Sub-Advisor with a list (as updated from time to time) of such Genworth Securities.

The Advisor agrees to provide the Sub-Advisor information concerning: (i) a Fund; (ii) its assets available or to become available for investment; and (iii) the conditions of a Fund’s or the Trust’s affairs as relevant to the Sub-Advisor.

(b)        Compliance with Applicable Laws, Governing Documents and Compliance Procedures.  In the performance of its duties and obligations under this Agreement, the Sub-Advisor shall, with respect to Sub-Advisor Assets, (i) act in conformity with: (A) the Trust’s Agreement and Declaration of Trust (the “Declaration of Trust”) and By-Laws; (B) the Prospectus; (C) the policies and procedures for compliance by the Trust with the Federal Securities Laws (as that term is defined in Rule 38a-1 under the 1940 Act) (the “Federal Securities Laws”), provided to the Sub-Advisor (together, the “Trust Compliance Procedures”); and (D) the reasonable instructions and directions received in writing from the Advisor or the Trustees of the Trust; and (ii) conform to, and comply with, the requirements of the 1940 Act, the Advisers Act, and all other federal laws applicable to registered investment companies and the Sub-Advisor’s duties under this Agreement.  The Advisor will provide the Sub-Advisor with any materials or information that the Sub-Advisor may reasonably request to enable it to perform its duties and obligations under this Agreement.

The Advisor will provide the Sub-Advisor with reasonable advance notice, in writing, of: (i) any change in a Fund’s investment objectives, policies and restrictions as stated in the Prospectus; (ii) any change to the Declaration of Trust or By-Laws; and (iii) any material change in the Trust Compliance Procedures; and the Sub-Advisor, in the performance of its duties and obligations under this Agreement, shall manage the Sub-Advisor Assets consistently with such changes, provided the Sub-Advisor has received such reasonable prior notice of the effectiveness of such changes from the Trust or the Advisor.  In addition to such notice, the Advisor shall provide to the Sub-Advisor a copy of a modified Prospectus and copies of the revised Trust Compliance Procedures, as applicable, reflecting such changes.  The Sub-Advisor hereby agrees to provide to the Advisor in a timely manner, in writing, such information relating to the Sub-Advisor and its relationship to, and actions for, a Fund as may be required to be contained in the Prospectus or in the Trust’s registration statement on Form N-1A, or otherwise as reasonably requested by the Advisor.

The Advisor agrees to notify the Sub-Advisor of any Material Compliance Matter impacting the Sub-Advisor’s management of the Sub-Advisor Assets.

In order to assist the Trust and the Trust’s Chief Compliance Officer (the “Trust CCO”) to satisfy the requirements contained in Rule 38a-1 under the 1940 Act, the Sub-Advisor shall provide to the Trust CCO:  (i) direct access to the Sub-Advisor’s chief compliance officer (the “Sub-Advisor CCO”), as reasonably requested by the Trust CCO; (ii) a completed quarterly informational questionnaire regarding the Sub-Advisor’s compliance program and participation in a quarterly telephone call with the Trust CCO to discuss the responses on the questionnaire; (iii) quarterly reports confirming that the Sub-Advisor has complied with the Trust Compliance Procedures in managing the Sub-Advisor Assets; and (iv) quarterly certifications indicating whether there were Material Compliance Matters (as that term is defined by Rule 38a-1(e)(2)) that arose under the Trust Compliance Procedures that related to the Sub-Advisor’s management of the Sub-Advisor Assets.

(c)        Sub-Advisor Compliance Policies and Procedures.  The Sub-Advisor shall promptly provide the Trust CCO with copies of:  (i) the Sub-Advisor’s policies and procedures for compliance by the Sub-Advisor with the Federal Securities Laws (together, the “Sub-Advisor Compliance Procedures”), and (ii) any material changes to the Sub-Advisor Compliance Procedures.  The Sub-Advisor shall cooperate fully with the Trust CCO so as to facilitate the Trust CCO’s performance of the Trust CCO’s responsibilities under Rule 38a-1 to review, evaluate and report to the Trust’s Board of Trustees on the operation of the Sub-Advisor Compliance Procedures, and shall promptly report to the Trust CCO any Material Compliance Matter arising under the Sub-Advisor Compliance Procedures involving the Sub-Advisor Assets.  The Sub-Advisor shall provide to the Trust CCO:  (i) quarterly reports confirming the Sub-Advisor’s compliance in material respects with the Sub-Advisor Compliance Procedures in managing the Sub-Advisor Assets, and (ii) certifications indicating whether there were Material Compliance Matters involving the Sub-Advisor that arose under the Sub-Advisor Compliance Procedures that affected the Sub-Advisor Assets.  At least annually, the Sub-Advisor shall provide a certification to the Trust CCO confirming that the Sub-Advisor has in place and has implemented policies and procedures that are reasonably designed to ensure compliance by the Sub-Advisor with the Federal Securities Laws.

The investment objectives and restrictions will not be deemed to have been breached as a result of any events or circumstances outside the reasonable control of the Sub-Advisor including, but not limited to, changes in the price or value of the Sub-Advisor Assets brought about solely through movements in the market or mandatory corporate actions.

Where the investment objectives and restrictions have been breached, the Sub-Advisor will endeavor, with the minimum of delay, to restore them to the then current agreed allocation levels, or to take such other action as in the Sub-Advisor’s judgment appears to be in the best interests of the Fund, after consultation with the Advisor.

(d)        Voting of Proxies.  Unless otherwise instructed by the Advisor or the Trust, the Sub-Advisor shall have the power, discretion and responsibility to vote, either in person or by proxy, all securities in which the Sub-Advisor Assets may be invested from time to time, and shall not be required to seek instructions from the Advisor, the Trust or a Fund.  The Sub-Advisor shall also provide its Proxy Voting Policy (the “Proxy Policy”) and, if requested by the Advisor, a summary of such Proxy Policy suitable for including in the Prospectus, and will provide the Advisor with any material amendment to the Proxy Policy within a reasonable time after such amendment has taken effect.  If both the Sub-Advisor and another entity managing assets of a Fund have invested in the same security, the Sub-Advisor and such other entity will each have the power to vote its pro rata share of the security.

(e)        Agent.  Subject to any other written instructions of the Advisor or the Trust, the Sub-Advisor is hereby appointed the Advisor’s and the Trust’s agent and attorney-in-fact for the limited purposes of executing account documentation, agreements, contracts and other documents as the Sub-Advisor shall be requested by brokers, dealers, counterparties and other persons in connection with its management of the Sub-Advisor Assets, provided, that the Sub-Advisor’s actions in executing such documents shall comply with federal regulations, all other federal laws applicable to registered investment companies and the Sub-Advisor’s duties and obligations under federal law, this Agreement and the Trust’s governing documents.

(f)         Brokerage.  The Sub-Advisor will place orders pursuant to the Sub-Advisor’s investment determinations for a Fund either directly with an issuer or with any broker or dealer selected by the Sub-Advisor, pursuant to this paragraph.  In executing portfolio transactions and selecting brokers or dealers, the Sub-Advisor will, subject always to its Best Execution Policy, use its best efforts to seek, on behalf of a Fund, the best overall execution available.  In assessing the best overall terms available for any transaction, the Sub-Advisor shall consider all factors that it deems relevant, including the breadth of the market in the security, the price of the security, the financial condition and execution capability of the broker or dealer, and the reasonableness of the commission, if any, both for the specific transaction and on a continuing basis.

In evaluating the best overall terms available, and in selecting the broker or dealer to execute a particular transaction, the Sub-Advisor may, in accordance with its Best Execution Policy, also consider the brokerage and research services (as those terms are defined in Section 28(e) of the Securities Exchange Act of 1934, as amended (the “1934 Act”)) and as may be interpreted from time to time by the SEC from time to time,  provided to a Fund and/or other accounts over which the Sub-Advisor may exercise investment discretion.  The Sub-Advisor is authorized to pay to a broker or dealer who provides such brokerage and research services a commission for executing a portfolio transaction for any of the Funds that is in excess of the amount of commission another broker or dealer would have charged for effecting that transaction if, but only if, the Sub-Advisor determines in good faith that such commission was reasonable in relation to the value of the brokerage and research services provided by such broker or dealer, viewed in terms of that particular transaction or in terms of the overall responsibilities of the Sub-Advisor to a Fund.

The Advisor may request that the Sub-Advisor direct a portion of the Fund’s securities transactions to one or more specific broker-dealers, to the extent possible consistent with the Sub-Advisor’s best execution obligations.  The Sub-Advisor agrees that it will use a good faith effort to meet such a request.

Under no circumstances will the Sub-Advisor compensate a broker or dealer for any promotion or sale of Fund shares, or the promotion of the Genworth Financial Wealth Management investment platform, by knowingly directing to the broker or dealer with the purpose of such promotion: (i) portfolio securities transactions on behalf of the Fund; or (ii) any remuneration, including but not limited to any commission, mark-up, mark-down, or other fee (or portion thereof) received or to be received from such portfolio transactions effected through any other broker (including a government securities broker) or dealer (including a municipal securities dealer or a government securities dealer).

The Sub-Advisor may only direct the Fund’s portfolio securities transactions to a broker or dealer that promotes or sells Fund shares as permitted by the provisions of the 1940 Act (and the rules thereunder) and the policies and procedures adopted the Trust, as amended from time to time (with reasonable prior notice to the Sub-Advisor).  The Advisor will provide the Sub-Advisor with a copy of such policies and procedures and any amendments thereto.

The Sub-Advisor, when selecting brokers and dealers to effect the Fund’s portfolio securities transactions, shall not take into account the brokers’ and dealers’ promotion or sale of shares of the Fund or any other registered investment company, or the promotion of the Genworth Financial Wealth Management investment platform.  In addition, the Sub-Advisor shall not knowingly enter into any agreement (whether oral or written) or other understanding under which the Sub-Advisor directs, or is expected to direct, the Fund’s portfolio securities transactions, or any remuneration, including but not limited to any commission, mark-up, mark-down, or other fee (or portion thereof) received or to be received from such  portfolio transactions effected through any other broker (including a government securities broker) or dealer (including a municipal securities dealer or a government securities dealer); to a broker (including a government securities broker) or dealer (including a municipal securities dealer or a government securities dealer) in consideration for the promotion or sale of shares of the Fund or any other registered investment company.

In addition, the Sub-Advisor is authorized to allocate purchase and sale orders for portfolio securities to brokers or dealers that are affiliated with the Advisor, the Sub-Advisor, the Trust’s principal underwriter, or other sub-advisors (if applicable) if the Sub-Advisor believes that the quality of the transaction and the commission are comparable to what they would be with other qualified firms and provided that the transactions are consistent with the Trust’s Rule 17e-1 and/or Rule 10f-3 procedures (as applicable).  The Advisor will identify all brokers and dealers affiliated with the Trust, the Advisor, the Trust’s principal underwriter (and the other Sub-Advisors of the Fund, to the extent such information is necessary for the Sub-Advisor to comply with applicable federal securities laws, other than those whose sole business is the distribution of mutual fund shares, who effect securities transactions for customers.  The Advisor shall promptly furnish a written notice to the Sub-Advisor if the information so provided is no longer accurate.

In connection with its management of the Sub-Advisor Assets and consistent with its fiduciary obligation to the Trust and other clients, the Sub-Advisor, to the extent permitted by applicable laws and regulations, may, but shall be under no obligation to, aggregate the securities or futures contracts to be sold or purchased in order to obtain the most favorable price or lower brokerage commissions and efficient execution.  In such event, allocation of the securities or futures contracts so purchased or sold, as well as the expenses incurred in the transaction, will be made by the Sub-Advisor in the manner the Sub-Advisor considers to be, over time, the most equitable and consistent with its fiduciary obligations to the Sub-Advisor Assets and to such other clients. The Advisor acknowledges that, in regard to any single transaction, such aggregation may operate to the advantage or disadvantage of the Fund.

(g)        Securities Transactions.  In no instance will any Fund’s portfolio securities be purchased from or sold to the Advisor, the Sub-Advisor, the Trust’s principal underwriter, or any affiliated person of the Trust, the Advisor, the Sub-Advisor or the Trust’s principal underwriter, acting as principal in the transaction, except to the extent permitted by the SEC and  the 1940 Act, including Rule 17a-7 thereunder.  The Advisor agrees to provide the Sub-Advisor  with information identifying all affiliated persons of the Trust, the Advisor and the Trust’s principal underwriter and to promptly notify the Sub-Advisor of any changes to such information.

The Sub-Advisor acknowledges that the Advisor and the Trust may rely on Rule 17a-7, Rule 17a-10, Rule 10f-3, Rule 12d3-1 and Rule 17e-1 under the 1940 Act, and the Sub-Advisor hereby agrees that it shall not consult with any other sub-advisor to the Trust with respect to transactions in securities for the Sub-Advisor Assets or any other transactions of Trust assets.

The Sub-Advisor is authorized to engage in transactions in which the Sub-Advisor, or an affiliate of the Sub-Advisor, acts as a broker for both the Fund and for another party on the other side of the transaction (“agency cross transactions”).  The Sub-Advisor shall effect any such agency cross transactions in compliance with Rule 206(3)-2 under the Advisers Act and any other applicable provisions of the federal securities laws and shall provide the Advisor with periodic reports describing such agency cross transactions.  By execution of this Agreement, the Advisor authorizes the Sub-Advisor or its affiliates to engage in agency cross transactions, as described above.  The Advisor may revoke its consent at any time by written notice to the Sub-Advisor.

The Sub-Advisor hereby represents that it has implemented policies and procedures that will prevent the disclosure by it, its employees or its agents of the Trust’s portfolio holdings to any person or entity other than the Advisor, the Trust’s custodian, or other persons expressly designated by the Advisor, or the Sub-Advisor (in the performance of its duties under this Agreement, for example, the agents or delegates of the Sub-Advisor).

(h)        Code of Ethics.  The Sub-Advisor hereby represents that it has adopted policies and procedures and a code of ethics that meet the requirements of Rule 17j-1 under the 1940 Act and Rule 204A-1 under the Advisers Act.  Copies of such policies and procedures and code of ethics and any changes or supplements thereto shall be delivered to the Advisor and the Trust, and any material violation of such policies, and procedures and code of ethics by personnel of the Sub-Advisor, the sanctions imposed in response thereto, and any issues arising under such policies, and procedures and code of ethics shall be reported to the Advisor and the Trust at the times and in the format reasonably requested by the Advisor or the Board of Trustees.

(i)         Books and Records.  The Sub-Advisor shall maintain separate detailed records of all matters pertaining to the Sub-Advisor Assets, including, without limitation, brokerage and other records of all securities transactions. Any records required to be maintained and preserved pursuant to the provisions of Rule 31a-1 and Rule 31a-2 promulgated under the 1940 Act that are prepared or maintained by the Sub-Advisor on behalf of the Trust are the property of the Trust and will be surrendered promptly to the Trust upon request.  The Sub-Advisor is permitted to retain copies of the records for audit and regulatory purposes. The Sub-Advisor further agrees to preserve for the periods prescribed in Rule 31a-2 under the 1940 Act the records required to be maintained under Rule 31a-1 under the 1940 Act.

(j)         Information Concerning Sub-Advisor Assets and the Sub-Advisor.  From time to time as the Advisor, and any consultants designated by the Advisor, or the Trust may request, the Sub-Advisor will furnish the requesting party reports on portfolio transactions and reports on Sub-Advisor Assets held in the portfolio, all in such detail as the Advisor, its consultant(s) or the Trust may reasonably request, and as are agreed with the Sub-Advisor, such agreement not to be unreasonably withheld or delayed.  The Sub-Advisor will provide the Advisor with information (including information that is required to be disclosed in the Prospectus) with respect to the portfolio managers responsible for Sub-Advisor Assets, any changes in the portfolio managers responsible for Sub-Advisor Assets, any material changes in the ownership or management of the Sub-Advisor, or of material changes in the control of the Sub-Advisor.  The Sub-Advisor will promptly notify the Advisor of any material pending investigation, material litigation, material administrative proceeding or any other significant regulatory inquiry.  Upon reasonable request, the Sub-Advisor will make available its officers and employees to meet with the Trust’s Board of Trustees to review the Sub-Advisor Assets.

(k)        Valuation of Sub-Advisor Assets.  The Sub-Advisor agrees to monitor the Sub-Advisor Assets and to notify the Advisor or its designee during the Sub-Advisor’s normal business hours on any business day that the Sub-Advisor becomes aware that a significant event has occurred with respect to one or more securities held in the Sub-Advisor Assets.  As requested by the Advisor or the Trust’s Valuation Committee, the Sub-Advisor hereby agrees to provide additional assistance to the Valuation Committee of the Trust, the Advisor and the Trust’s pricing agents in valuing Sub-Advisor Assets held in the portfolio.  Such assistance may include fair value pricing of portfolio securities, as reasonable requested by the Advisor.  The Sub-Advisor agrees that it will act, at all times, in accordance with the Trust’s Valuation Procedures, and will provide such certifications or sub-certifications relating to its compliance with the Trust’s Valuation Procedures as reasonably may be requested, from time to time, by the Advisor or the Trust.

The Sub-Advisor also will provide such information or perform such additional acts as are customarily performed by a Sub-Advisor and may be required for a Fund or the Advisor to comply with their respective obligations under applicable federal securities laws, including, without limitation, the 1940 Act, the Advisers Act, the 1934 Act, the Securities Act of 1933, as amended (the “1933 Act”) and any rule or regulation thereunder.

(l)         Custody Arrangements.  The Sub-Advisor, on each business day, shall provide the Advisor, its consultant(s) and the Trust’s custodian such information as the Advisor and the Trust’s custodian may reasonably request relating to all transactions concerning the Sub-Advisor Assets.  The Sub-Advisor has no responsibility to oversee and accepts no responsibility for the actions or defaults of the Custodian or any other third party with respect to the use of such information.

(m)       Historical Performance Information.  To the extent agreed upon by the parties, the Sub-Advisor will provide the Trust with historical performance information on similarly managed investment companies or other accounts to be included in the Prospectus or for any other uses permitted by applicable law.

(n)        Regulatory Examinations.  The Sub-Advisor will cooperate promptly and fully with the Advisor and/or the Trust in responding to any regulatory or compliance examinations or inspections (including information requests) relating to the Trust, the Fund or the Advisor brought by any governmental or regulatory authorities having appropriate jurisdiction (including, but not limited to, the SEC).

3.             Independent Contractor.  In the performance of its duties hereunder, the Sub-Advisor is and shall be an independent contractor and, unless otherwise expressly provided herein or otherwise authorized in writing, shall have no authority to act for or represent a Fund, the Trust or the Advisor in any way or otherwise be deemed an agent of a Fund, the Trust or the Advisor.

4.             Services to Other Clients.  Nothing herein contained shall limit the freedom of the Sub-Advisor or any affiliated person of the Sub-Advisor to render investment advisory, supervisory and other services to other investment companies, to act as investment adviser or investment counselor to other persons, firms or corporations, or to engage in other business activities.  It is understood that the Sub-Advisor may give advice and take action for its other clients that may differ from advice given, or the timing or nature of action taken, for a Fund.  The Sub-Advisor is not obligated to initiate transactions for a Fund in any security that the Sub-Advisor, its principals, affiliates or employees may purchase or sell for its or their own accounts or other clients.

5.             Expenses.  During the term of this Agreement, the Sub-Advisor will pay all expenses incurred by it in connection with its activities under this Agreement other than the costs of securities, commodities and other investments (including brokerage commissions, custodian charges, stamp and other duties, governmental charges, transfer fees and other transaction charges necessarily incurred by the Sub-Advisor as part of the investment process for the Fund) purchased or otherwise acquired, or sold or otherwise disposed of for a Fund.  The Sub-Advisor, at its sole expense, shall employ or associate itself with such persons as it believes to be particularly fitted to assist it in the execution of its duties under this Agreement. The Trust or the Advisor, as the case may be, shall reimburse the Sub-Advisor for any expenses as may be reasonably incurred by the Sub-Advisor, at the request of and on behalf of a Fund or the Advisor. The Sub-Advisor shall keep and supply to the Trust and the Advisor reasonable records of all such expenses.

6.             Compensation.  For the services provided and the expenses assumed with respect to a Fund pursuant to this Agreement, the Sub-Advisor will be entitled to the fee listed for the Fund(s) on Exhibit A.  Such fees will be computed daily (computed by the fund accountant) and payable in arrears no later than the thirtieth (30th) calendar day following the end of each month, from the Trust on behalf of the Fund, calculated at an annual rate based on the Sub-Advisor Assets’ Average Daily Net Assets.  “Average Daily Net Assets” means the average of all the determinations of the net asset value of the Sub-Advisor Assets at the close of business on each business day (computed by the fund accountant) during each month this Agreement is in effect.

The Sub-Advisor agrees to reduce the investment management fee for the Sub-Advisor Assets should the Sub-Advisor offer a lower fee to any new  similarly situated client.  The Sub-Advisor agrees to reduce the fees agreed hereunder to such lower fee.  Factors the Sub-Advisor shall consider include the following: client type, asset amount, mandate type, number of products, and level of service required.  The Sub-Advisor shall provide the Advisor with prior notice should the fee be reduced in accordance with this section.

If this Agreement is terminated prior to the end of any calendar month, the fee shall be prorated for the portion of any month in which this Agreement is in effect according to the proportion which the number of calendar days, during which this Agreement is in effect, bears to the number of calendar days in the month, and shall be payable within ten (10) days after the date of termination.

7.             Representations and Warranties of the Sub-Advisor.  The Sub-Advisor represents and warrants to the Advisor and the Trust as follows:

(a)        The Sub-Advisor is registered as an investment adviser under the Advisers Act and is authorized and regulated by the United Kingdom Financial Services Authority;

(b)        The Sub-Advisor is a corporation duly organized and validly existing under the laws of the State of New York, with the power to own and possess its assets and carry on its business as it is now being conducted;

(c)           The execution, delivery and performance by the Sub-Advisor of this Agreement are within the Sub-Advisor’s powers and have been duly authorized by all necessary action on the part of its Board of Directors and no action by or in respect of, or filing with, any governmental body, agency or official is required on the part of the Sub-Advisor for the execution, delivery and performance by the Sub-Advisor of this Agreement, and the execution, delivery and performance by the Sub-Advisor of this Agreement do not contravene or constitute a default under: (i) any provision of applicable law, rule or regulation; (ii) the Sub-Advisor’s governing instruments; or (iii) any agreement, judgment, injunction, order, decree or other instrument binding upon the Sub-Advisor; and

(d)        The Form ADV of the Sub-Advisor previously provided to the Advisor is a true and complete copy of the form as currently filed with the SEC and the information contained therein is accurate and complete in all material respects and does not omit to state any material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading.  The Sub-Advisor will promptly provide the Advisor and the Trust with a complete copy of all subsequent amendments to its Form ADV.

8.             Representations and Warranties of the Advisor.  The Advisor represents and warrants to the Sub-Advisor and the Trust as follows:

(a)        The Advisor is registered as an investment adviser under the Advisers Act;

(b)        The Advisor is a corporation duly organized and validly existing under the laws of the State of California with the power to own and possess its assets and carry on its business as it is now being conducted;

(c)        The execution, delivery and performance by the Advisor of this Agreement are within the Advisor’s powers and have been duly authorized by all necessary action on the part of its Board of Directors, and no action by or in respect of, or filing with, any governmental body, agency or official is required on the part of the Advisor for the execution, delivery and performance by the Advisor of this Agreement, and the execution, delivery and performance by the Advisor of this Agreement do not contravene or constitute a default under: (i) any provision of applicable law, rule or regulation; (ii) the Advisor’s governing instruments; or (iii) any agreement, judgment, injunction, order, decree or other instrument binding upon the Advisor;

(d)        The Advisor acknowledges that it received a copy of the Sub-Advisor’s Form ADV at least 48 hours prior to the execution of this Agreement;

(e)        The Advisor acknowledges and agrees that it received a copy of the Sub-Advisor’s Conflict Management Disclosure Statement, Best Execution Policy and Investment Risks Statement prior to the execution of this Agreement.

(f)         The Advisor and the Trust have duly entered into the Advisory Agreement pursuant to which the Trust authorized the Advisor to enter into this Agreement.

(g)        The Advisor represents that the Fund(s) (Sub-Advisor Assets) is free from all liens and charges and no part of the Funds has been granted by way of security or is otherwise subject to any claim by a third party.

(h)        The Advisor undertakes,

-            to provide the Sub-Advisor with such information or production of documents deemed necessary by the Sub-Advisor (acting reasonably) to allow for and to further the Sub-Advisor’s performance of its obligations under this Agreement and/or to allow the Sub-Advisor’s compliance with relevant laws and regulations,

-           That it is solely responsible for ensuring that the Sub-Advisor Asset’s investment objectives, policies and restrictions comply with relevant laws and regulations,

(i)         The Advisor and the Trust have policies and procedures reasonably designed to prevent the violation of the Federal Securities Laws and the Advisor and the Trust each agree that they will continue to enforce and abide by such policies and procedures, as amended from time to time.

(j)         The Fund documentation which is marketed and distributed to investors complies with all applicable laws and contains no material misstatements or untrue statements of  fact.

9.             Survival of Representations and Warranties; Duty to Update Information.  All representations and warranties made by the Sub-Advisor and the Advisor pursuant to Sections 7 and 8, respectively, of this Agreement shall survive for the duration of this Agreement and the parties hereto shall promptly notify each other in writing upon becoming aware that any of the foregoing representations and warranties are no longer true.

10.           Liability and Indemnification.

(a)        Liability.  The duties of the Sub-Advisor shall be confined to those expressly set forth herein, with respect to the Sub-Advisor Assets.  Other than any loss directly resulting from the Sub-Advisor’s willful misfeasance, bad faith or negligence in the performance of its duties, or by reason of reckless disregard of its obligations and duties hereunder (and subject to provisions of applicable state law that cannot be waived or modified hereby), the Sub-Advisor shall not be liable for: (i) any loss arising out of any portfolio investment or disposition of the Sub-Advisor Assets, or (ii) any loss caused by the action or inaction of third parties other than those agents or delegates of the Sub-Advisor, as contemplated in Section 15 of this Agreement.

(b)        Indemnification.  The Sub-Advisor shall indemnify the Advisor, the Trust and each Fund, and their respective affiliates and controlling persons (the “Sub-Advisor Indemnified Persons”) for any liability and expenses, including reasonable attorneys’ fees, which the Advisor, the Trust or a Fund and their respective affiliates and controlling persons may sustain as a direct result of the Sub-Advisor’s willful misfeasance, bad faith, negligence, or reckless disregard of its duties hereunder;  provided, however, that the Sub-Advisor Indemnified Persons shall not be indemnified for any liability or expenses which may be sustained as a direct result of the Advisor’s willful misfeasance, bad faith, negligence, or reckless disregard of its duties hereunder, or violation of applicable law.

Notwithstanding any other provision in this Agreement, the Sub-Advisor will indemnify the Advisor, the Trust and each Fund, and their respective affiliates and controlling persons for any direct liability and expenses, including reasonable attorneys’ fees, to which they may be subjected as a result of their reliance upon and use of negligent or fraudulent  historical performance calculations provided by the Sub-Advisor concerning the Sub-Advisor’s composite account data or historical performance information on similarly managed investment companies or accounts, (excluding however any losses, costs or claims arising from incorrect historical performance calculations aforesaid which incorrect information stems from incorrect third party supplier information on which the Sub-Advisor relies in preparing such historical performance calculations), except that the Advisor, the Trust and each Fund and their respective affiliates and controlling persons shall not be indemnified for a loss or expense resulting from their negligence or willful misconduct in using such numbers, or for their failure to conduct reasonable due diligence with respect to such information.

The Advisor shall indemnify the Sub-Advisor, its affiliates and its controlling persons (the “Advisor Indemnified Persons”), for any liability and expenses, including reasonable attorneys’ fees, howsoever arising from, or in connection with, the Advisor’s breach of this Agreement, or its representations and warranties herein, or as a result of the Advisor’s willful misfeasance, bad faith, negligence, reckless disregard of its duties hereunder, or violation of applicable law or arising out of any action properly taken by the Sub-Advisor in accordance with the Advisor’s or Trust’s (or their agents) instructions under this Agreement including, but not limited to , acting upon any valid instruction from the Advisor or Trust (or their agents) to arrange investments or issue trading instructions prior to receipt by the Sub-Advisor of cleared funds; provided, however, that the Advisor Indemnified Persons shall not be indemnified for any liability or expenses which may be sustained as a result of the Sub-Advisor’s willful misfeasance, bad faith, negligence, or reckless disregard of its duties hereunder.

The Sub-Advisor shall not be liable for any indirect or consequential losses, or for any losses arising from a breach of duty (other than as set forth in this Agreement or under applicable fiduciary obligations).

The Advisor will take all steps necessary to mitigate any loss it may incur as a result of the Sub-Advisor’s breach of this Agreement.

11.           Duration and Termination.

(a)        Duration.  This Agreement, unless sooner terminated as provided herein, shall for the Fund(s) listed on Exhibit A attached hereto remain in effect from the later of the date of execution or Board approval as required under the 1940 Act (the “Effective Date.”), until May 31, 2010, and thereafter, for periods of one year, so long as such continuance thereafter is specifically approved at least annually: (i) by the vote of a majority of those Trustees of the Trust who are not interested persons of any party to this Agreement, cast in person at a meeting called for the purpose of voting on such approval; and (ii) by the Trustees of the Trust, or by the vote of a majority of the outstanding voting securities of each Fund as defined in the 1940 Act (except as such vote may be unnecessary pursuant to relief granted by an exemptive order from the SEC).  The foregoing requirement that continuance of this Agreement be “specifically approved at least annually” shall be construed in a manner consistent with the 1940 Act and the rules and regulations thereunder.

(b)        Termination.  This Agreement may be terminated as to any Fund at any time, without the payment of any penalty by:  (i) the vote of a majority of the Trustees of the Trust, the vote of a majority of the outstanding voting securities of the Fund, as defined in the 1940 Act or the Advisor; or (ii) the Sub-Advisor, on not less than 60 days written notice to the Advisor and the Trust.  This Agreement may also be terminated as to any Fund at any time by any party hereto immediately upon written notice to the other parties in the event of a breach of any material provision of this Agreement by any of the parties.

Termination will be without prejudice to the completion of transactions already initiated, which will be completed expeditiously by the Sub-Advisor.  On termination, the Sub-Advisor may direct the Custodian to retain and/or realize any assets of the Fund as may be required to settle transactions already initiated, and to pay any outstanding liabilities of the Fund associated with such transactions.

This Agreement shall not be assigned and shall terminate automatically in the event of its assignment, except as provided otherwise by any rule, exemptive order issued by the SEC, or No-Action Letter provided or pursuant to the 1940 Act, or upon the termination of the Advisory Agreement.  In the event that there is a proposed change in control of the Sub-Advisor that would act to terminate this Agreement, if a vote of shareholders to approve continuation of this Agreement is at that time deemed by counsel to the Trust to be required by the 1940 Act or any rule or regulation thereunder, the Sub-Advisor agrees to assume all reasonable costs associated with soliciting shareholders of the appropriate Fund(s) of the Trust, to approve continuation of this Agreement.  Such expenses include the costs of preparation and mailing of a proxy statement, and of soliciting proxies.

This Agreement shall extend to and bind the heirs, executors, administrators and successors of the parties hereto.

12.           Amendment.  This Agreement may be amended by mutual consent of the parties, provided that the terms of any material amendment shall be approved by: (a) the Trust’s Board of Trustees, and (b) the vote of a majority of those Trustees of the Trust who are not interested persons of any party to this Agreement cast in person at a meeting called for the purpose of voting on such approval.  In addition, any such amendment shall be approved by a vote of the majority of the Fund’s outstanding voting securities, as defined in the 1940 Act, unless shareholder approval is not required by applicable law or regulation, by exemptive relief granted by the SEC, or by a No-Action position of the SEC staff.

13.           Confidentiality.  Any information or recommendations supplied by either the Advisor or the Sub-Advisor, that are not otherwise in the public domain or previously known to the other party in connection with the performance of its obligations and duties hereunder, including portfolio holdings of the Trust, financial information or other information relating to a party to this Agreement, are to be regarded as confidential (“Confidential Information”) and held in the strictest confidence.  Except as may be required by applicable law or rule or as requested by regulatory authorities having jurisdiction over a party to this Agreement, Confidential Information may be used only by the party to which said information has been communicated and such other persons as that party believes are necessary to carry out the purposes of this Agreement (including that parties agents, advisors or auditors), the custodian, and such persons as the Advisor may designate in connection with the Sub-Advisor Assets.  Nothing in this Agreement shall be construed to prevent the Sub-Advisor from giving other entities investment advice about, or trading on their behalf, in the securities of a Fund or the Advisor.

All parties acknowledge and agree that damages would not be an adequate remedy for any breach of this clause and that accordingly in addition to any other remedies that may be available, the Parties shall be entitled (but not limited) to seek interdict, injunctive or other equitable relief restraining the other from breaching this clause.

14.   Use of Sub-Advisor’s Name.  During the term of this Agreement, the Advisor shall have permission to use the Sub-Advisor’s name in the name of, and in the marketing of, the Fund, and agrees to furnish the Sub-Advisor at its principal office all marketing materials, prospectuses, proxy statements and reports to shareholders prepared for distribution to shareholders of the Fund or the public, which refer to the Sub-Advisor in any way.

15.   Delegation and Use of Agents.  The Advisor acknowledges and agrees to the delegation by the Sub-Advisor of any accounting, administrative, or ancillary services required to enable the Sub-Advisor to perform its services under the Agreement and may, to the extent permitted by applicable law.  The Sub-Advisor will act in good faith and with reasonable skill and care in the selection, use and monitoring of any delegates.

16.   Instructions and Communications.  Instructions from the Advisor will be acknowledged by the Sub-Advisor by acting upon them except that the Sub-Advisor may refuse to comply with any instructions received from the Advisor if, in the Sub-Advisor’s opinion or that of its legal advisors, compliance with such instructions is not practicable or might involve either the Advisor or the Sub-Advisor in a breach of any applicable law, rule or regulation.  In such circumstances the Sub- Advisor will notify the Advisor, as appropriate, in writing.

The Sub-Advisor may rely and act on any instruction or communication which purports to have been given by or on behalf of any person notified by the Advisor from time to time as being authorized to instruct the Sub-Advisor in respect of the Fund (an “Authorized Person”) and by whatever means transmitted and, unless the Sub-Advisor shall have received written notice to the contrary, whether or not the authority of the Authorized Person has been terminated.  The Advisor shall forward to the Sub-Advisor  a list of specimen signatures of Authorized Persons and shall notify the Sub-Advisor of any changes to the list within  a reasonable period of time.  Until such list is received by the Sub-Advisor, or otherwise in the absence of any such list, the Sub-Advisor shall be entitled to rely and act upon written instructions or communications which in the reasonable opinion of the Sub-Advisor appear to have been issued by the Advisor.

Certain communications may be provided via e-mail or the Internet, and each party acknowledges that these are not secure media for communication of sensitive information. Communication is therefore at each party’s own risk.  Either party will not be liable for any breach of confidentiality which may arise from the communication being accessed by an unauthorized third party.

17.   Force Majeure.  No party to the Agreement shall be liable for any failure or delay in performing any of its obligations under or pursuant to the Agreement, and any such failure or delay in performing its obligations will not constitute a breach of the Agreement, if such failure or delay is due to any cause whatsoever outside its reasonable control and it shall be entitled to a reasonable extension of the time for performing such obligations as a result of such cause.  Events outside a party’s reasonable control shall include without limitation: acts of God, human pandemic, storm, accident, fire, lock out, strike, any change to the law, order or regulation of a governmental, supranational or regulatory body; moratorium, currency restrictions, devaluations and fluctuations; any act of war or enemy action or terrorism, insurrection, revolution, riot, civil commotion or rebellion; market conditions affecting the execution or settlement of transactions or the value of assets; failure of breakdown in communications not reasonably within the party’s control; and the failure of any relevant exchange or clearing house and shall include any event or circumstance that the party is unable, using reasonable skill and care, to avoid.  This Clause is without prejudice to the Advisor and the Funds liability to any counterparty or broker for any transaction effected by the Sub-Advisor for the Fund pursuant to the Agreement.

19.           Notice.  Any notice, advice or report to be given pursuant to this Agreement shall be deemed sufficient if delivered or mailed by registered, certified or overnight mail, postage prepaid addressed by the party giving notice to the other party at the last address furnished by the other party:

(a)           If to the Advisor:
Genworth Financial Wealth Management, Inc.
2300 Contra Costa Blvd., Suite 600
Pleasant Hill, CA 94523-3967
Attn: Carrie E. Hansen

(b)	If to the Sub-Advisor:
Martin Currie Inc.,
1350 Avenue of the Americas
New York, NY 10019

20.           Governing Law. This Agreement shall be governed by the internal laws of the State of Delaware, without regard to conflict of law principles; provided, however that nothing herein shall be construed as being inconsistent with the 1940 Act.  Where the effect of a requirement of the 1940 Act reflected in any provision of this Agreement is altered by a rule, regulation or order of the SEC, whether of special or general application, such provision shall be deemed to incorporate the effect of such rule, regulation or order.

21.           Entire Agreement.  This Agreement embodies the entire agreement and understanding between the parties hereto, and supersedes all prior agreements and understandings relating to this Agreement’s subject matter.  This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but such counterparts shall, together, constitute only one instrument.

22.           Severability.  If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.

23.           Certain Definitions.  For the purposes of this Agreement and except as otherwise provided herein, “interested person,” “affiliated person,” “affiliates,” “controlling persons” and “assignment” shall have their respective meanings as set forth in the 1940 Act, subject, however, to such exemptions as may be granted by the SEC, and the term “Fund” or “Funds” shall refer to those Fund(s) for which the Sub-Advisor provides investment management services and as are listed on Exhibit A to this Agreement.

24.           Captions.  The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year first written above.

ADVISOR
GENWORTH FINANCIAL WEALTH
MANAGEMENT, INC.

By:__________________________________
Name: Carrie E. Hansen
Title: Senior Vice President and Chief
Operations Officer

SUB-ADVISOR

By:__________________________________
Name:
Title:

EXHIBIT A

SUB ADVISORY AGREEMENT

BETWEEN GENWORTH FINANCIAL WEALTH  MANAGEMENT, INC.
AND
MARTIN CURRIE INC__________________________

Effective ____________________

AssetMark Fund Name

FEE SCHEDULE

ASSETS                                                                                               COMPENSATION

First $100 million                                                                                          40 bps
Next $200 million                                                                                          35 bps
Over $300 million                                                                                                 30 bps